EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-34317, No. 333-76294, and No. 333-90026) on Form S-8 of Deltic Timber Corporation of our reports dated March 6, 2008, with respect to the consolidated balance sheets of Deltic Timber Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Deltic Timber Corporation.

Our report on the consolidated financial statements includes an explanatory paragraph that states the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (effective January 1, 2007), Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements (both effective January 1, 2006), and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (effective December 31, 2006).

/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
March 6, 2008